Exhibit 99.1

Omega Protein Announces Shrimp Hull Processing Project in Mississippi

HOUSTON, June 24, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it will build and operate a shrimp hull processing facility at its Moss Point, Mississippi facility. The Company plans to install and operate shrimp hull processing equipment and then process shrimp hulls at its facility into high quality marine ingredients. The shrimp hull raw material will be provided for no cost by Mississippi shrimp processors who will be able to conveniently process those hulls at Omega Protein’s facility without fees, rather than pay disposal fees to third-party landfills.

Construction on the project is expected to commence later in 2010 and the project is anticipated to be completed in 2011.

“This project helps to provide an environmentally friendly solution for Mississippi’s shrimp processors,” commented Omega Protein Chairman of the Board and Chief Executive Officer, Joe von Rosenberg. “The project will provide significant benefits for Mississippi Gulf Coast communities and illustrates how two industries can both benefit when working together cooperatively.”

Omega Protein has a long history of being a good neighbor on the Mississippi Gulf coast. In 2000 and again in 2009, Omega Protein donated former vessels from its fishing fleet to the Mississippi Gulf Fishing Banks to be used as artificial reefs for recreational fishing. The Company has been a part of the Jackson County community for more than 50 years and currently employs more than 300 Mississippi residents.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the shrimp hull project is delayed, cancelled or otherwise unsuccessful, (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com